Exhibit 99.1

Universal Resources (f/k/a Global Immune Technologies, Inc.) Appoints New Board and Officers
- Company working to bring its filing and reporting requirements up to date -

West Hollywood, CA, March 16, 2018 – Universal Resources (the “Company”), formerly known as Global Immune Technologies, Inc., (OTC:GIMU) announced today that the Company has appointed a new board of directors and new officers as of February 1, 2018. The previous director and officer have resigned from the Company.

Universal Resources is a Nevada corporation which was redomiciled from the state of Wyoming on January 27, 2014 where it was known under the name of Global Immune Technologies, Inc.

The new appointments were made with the intention of bringing the Company back into compliance with its filing and reporting requirements including with the Securities and Exchange Commission, FINRA, OTC Markets and the state of Nevada.

Christopher Petzel was appointed new Chief Executive Officer, President, Secretary and Director and Mikael Lundgren was appointed Chief Financial Officer and Director.

On February 21, 2018, Sylvaine Langlois was also appointed to the board as Chairman.

Mr. Petzel currently also serves as the President and Chief Executive Officer of Broadside Enterprises, Inc. (“Broadside”), a diversified media business, since January 1, 2016.

Mr. Lundgren has served as the Chief Operating Officer of Broadside since June 11, 2017 and serves on the advisory board of Royal Deals LLC in Abu Dhabi, United Arab Emirates.  Before joining Broadside, Mr. Lundgren was Head of Legal Affairs for the PNYG Group, an advisory firm with a focus on the fashion and luxury real estate industries with headquarters in Switzerland and Singapore and offices in Monaco, Spain and the United Arab Emirates.

Mrs. Langlois is an investor and entrepreneur with a background in the forestry and health care industries.

Additional information about the Company can be found in the Company’s reports and filings at www.OTCMarkets.com.

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s reports and filings at http://www.OTCMarkets.com.

Certain statements contained in this release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made.

Contact:	Investor Relations
Universal Resources +1 424 313 3165 cp@globalimmunetech.com